EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PAINCARE ACQUIRES ASSETS OF

 THE CENTER FOR PAIN MANAGEMENT, LLC

Serving Maryland/Greater Washington, D.C. Area, Established Pain Practice Expected to Contribute $7.5 Million in Annual Revenue and $5.5 Million in Annual Net Operating Income

ORLANDO, FL  – (PR Newswire) – December 7, 2004  – PainCare Holdings, Inc. (AMEX:PRZ) today announced that effective December 1, 2004, PainCare acquired the non-medical assets of The Center for Pain Management, LLC (CPM), a renowned and well established pain management practice, operating four offices that serve the Maryland/Greater Washington, D.C. area.  In connection with the purchase of CPM’s non-medical assets, the Company will provide, through a wholly owned subsidiary, ongoing management and administrative services pursuant to a Management Agreement entered into with CPM.

The initial portion of the purchase price consists of $6,375,000 plus 3,687,500 PainCare common shares to be paid upon the satisfaction of certain post-closing conditions and subject to certain yet undetermined post-closing adjustments, if any. In addition, PainCare will pay CPM an additional $13,750,000 in three equal annual payments (50% in cash and 50% in PainCare common stock priced at market) subject to the satisfaction of certain earnings goals and the payment of the management fee to PainCare.  PainCare will fund the cash portion of the initial purchase price from the proceeds of the recently completed public offering.

Established in 1998, CPM has become the largest provider of pain management services in the State of Maryland.  CPM specializes in the medical and minimally invasive surgical treatment of pain from spinal, nerve and musculoskeletal origin.  CPM’s staff includes seven Fellowship-trained, Board Certified or Board Eligible Pain Management Physicians and four nurse practitioners.

With offices in Rockville, Baltimore, Hagerstown, and Glen Burnie, Maryland, CPM administers over 32,000 patient visits each year.  Based on its historical financial performance, CPM is expected to contribute to PainCare approximately $7.5 million in annual revenue and approximately $5.5 million in annual net operating income.

Marc Loev, M.D., a managing member of CPM, stated, “For quite some time, we have been closely monitoring PainCare as they have been selectively acquiring and collaborating with other renowned pain management practices.  PainCare’s association with these other well-respected, sophisticated and entrepreneurial physicians has served to distinguish PainCare as an acknowledged leader in the field of pain medicine.”

Continuing, Dr. Loev added, “Our physicians believe that the business strategy employed by PainCare, will serve as a catalyst to expand and diversify our patient diagnostic and treatment options allowing us to achieve further market penetration. Consequently, our decision to join the PainCare organization is one based on our belief that this is an extraordinary opportunity for CPM and one that is sure to benefit our valued patients.”

“As the most significant acquisition we’ve undertaken thus far, there is no question that we expect CPM will contribute measurably to PainCare’s fundamental success in the future. With a team of very talented and widely respected physicians on staff, CPM represents an ideal fit for PainCare and is a group that we are fortunate to have on our team,” said Randy Lubinsky, Chief Executive Officer of PainCare Holdings.

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare is rapidly emerging as one of North America’s leading providers of cost-effective, high-tech pain relief. The Company has established and is aggressively expanding a highly specialized, professional health services organization that is comprised of many internationally renowned neuro- and orthopedic surgeons, physiatrists and pain management specialists.  Specifically, PainCare’s cadre of medical professionals offer pain sufferers a wide range of modalities including interventional pain management, minimally invasive spine surgery and orthopedic rehabilitation.

Through acquired or managed practices, and in partnership with independent physician practices, group practices and medical institutions throughout the country, PainCare also offers numerous ancillary services including MedX-Direct, a proprietary, on-site, turnkey orthopedic rehabilitation program; EDX-Direct, a comprehensive electro-diagnostic medicine program; diagnostic imaging services; and medical real estate services.   In addition, the Company owns and operates three ambulatory surgery centers located in the southeast region of the United States.

For more information on PainCare Holdings, please visit www.paincareholdings.com.

For more information please contact:

Stephanie Noiseux, Elite Financial Communications Group, LLC at

407-585-1080 or via email at prz@efcg.net